UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2006

PHASE III MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10909	22-2343568
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 450
New York, New York		10170
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212)-584-4814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

Phase III Medical, Inc. (the “Company”) has made the following unregistered sales of equity securities:

As disclosed further in Item 8.01 of this current report, as of August 14, 2006, the Company issued to nine investors an aggregate of 4,829,538 shares of the Company’s common stock, $.001 par value (the “Common Stock”) for conversion of an aggregate amount of $212,500 of convertible promissory notes. The Company also issued, in connection with such conversions, an aggregate of 965,906 shares of Common Stock to such investors. The Company also issued warrants to purchase up to, in the aggregate, 3,541,661 shares of Common Stock, at $.08 per share and reduced the exercise price of warrants to purchase an aggregate of 3,541,061 shares of Common Stock from $.12 to $.08 per share.

As disclosed further in Item 8.01 of this current report, as of August 14, 2006, the Company issued to two investors an aggregate of 113,636 shares of Common Stock and reduced the per share exercise price of warrants to purchase up to 833,332 shares of Common Stock from $.12 to $.08 per share, as consideration for the investors’ agreement to extend the term of their convertible promissory notes for four months.

As disclosed further in Item 8.01 of this current report, as of August 22, 2006, the Company issued to three investors an aggregate of 198,863 shares of Common Stock and reduced the per share exercise price of warrants to purchase up to 1,458,331 shares of Common Stock from $.12 to $.08 per share, as consideration for the investors’ agreement to extend the term of their convertible promissory notes for four months.

On August 17, 2006, the Company sold 5,681,818 shares of Common Stock and a warrant to purchase 2,840,909 shares of Common Stock to a private investor for $250,000.

On August 17, 2006, the Company sold 100,000 shares of Common Stock and a warrant to purchase 50,000 shares of Common Stock to a private investor for $4,400.

None of the above transactions involved a public offering, and the Company believes that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Rule 506 of Regulation D and/or Section 4(2) of the Securities Act. The securities granted in these transactions are restricted and may not be resold unless they are subsequently registered under the Securities Act or resold pursuant to an applicable exemption therefrom.

Item 7.01. Regulation FD Disclosure.

The Company is furnishing presentation materials, included as Exhibit 99.1 to this current report and incorporated into this item by reference, which were used by the Company at an investor meeting on August 18, 2006 and will be used to present at future meetings with potential investors.

Item 8.01. Other Events.

As previously disclosed, between December 30, 2005, and January 31, 2006, the Company entered into subscription agreements with a number of accredited investors and consummated the sale of units consisting of convertible promissory notes and detachable warrants under Regulation D under the Securities Act of 1933, as amended. Each unit was comprised of comprised of: (a) a nine month note in the principal amount of $25,000 bearing 9% simple interest, payable semi-annually, with the second payment paid upon maturity, convertible into shares of Common Stock at a conversion price of $.06 per share (the “Note”); and (b) 416,666 detachable three year Warrants, each for the purchase of one share of Common Stock at an exercise price of $.12 per share (the “Warrant”).

On August 1, 2006, the board of directors of the Company approved an offer to holders of the units, in which the holders were given the option to either:

(1)	Extend the term of the Note for an additional four months from the maturity date in consideration for which:
(i)	the Company would issue to the investor 56,818 shares of unregistered Common Stock for each $25,000 in principal amount of the Note; and
(ii)	the exercise price per Warrant would be reduced from $.12 to $.08; or

(2)	Convert the Note into shares of Common Stock, in consideration for which:
(i)	the conversion price per share of Common Stock issuable under the Note would be reduced to $.044;
(ii)	the Company would issue to the investor 113,636 shares of Common Stock for each $25,000 in principal amount of the Note;
(iii)	the exercise price per Warrant would be reduced from $.12 to $.08; and
(iv)
a new warrant would be issued to investor, on substantially the same terms as the original Warrant, to purchase an additional 416,666 shares of Common Stock for each $25,000 in principal amount of the Note, at an exercise price of $.08 per share.

In addition, each investor would be required to waive any penalties and liquidated damages accumulated as of the date of the subscription agreement arising from the Company’s failure to file the Registration Statement, so long as the Registration Statement is declared effective by the Securities and Exchange Commission by February 28, 2007.

As of August 14, 2006, nine investors have agreed to convert their Notes under option #2, above, for an aggregate amount of $212,500. The Company issued, as a result of such conversions, an aggregate of 4,829,538 shares of Common Stock and issued an aggregate of 965,906 shares of Common Stock. The Company also reduced the exercise price from $.12 to $.08 per share of warrants to purchase an aggregate of 3,541,061 shares of Common Stock, and issued warrants to purchase up to, in the aggregate, 3,541,661 shares of Common Stock, at $.08 per share.

As of August 22, 2006, five investors have agreed to extend the term of their Notes for four months. As a result of such agreements, the Company issued an aggregate of 312,499 shares of Common Stock and warrants to purchase up to, in the aggregate, 2,291,663 shares of Common Stock, at $.08 per share.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit 99.1	Presentation to Investors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHASE III MEDICAL, INC.

By:	/s/ Catherine M. Vaczy
Catherine M. Vaczy
Executive Vice President and General Counsel

Dated: August 29, 2006